Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement is made between G. Kent Plunkett (“Executive”) and Salary.com, Inc. (the “Company,” and, together with Executive, the “Parties”).

WHEREAS, the Executive has served as the Company’s President and Chief Executive Officer;

WHEREAS, the Executive is resigning from his position as President and Chief Executive Officer effective February 20, 2010;

WHEREAS, the Parties entered into an Amended and Restated Employment Agreement as of the 30th day of December 2008, which amended and restated any prior employment agreements into which the Parties may previously have entered (the “Employment Agreement”);

WHEREAS, notwithstanding any contrary provisions contained in the Employment Agreement, the Company has agreed to provide Executive with certain termination payments and benefits provided that, among other things, the Executive enters into a separation agreement which includes a general release of claims in favor of the Company and related entities and persons and other employment termination-related provisions;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Resignation of Employment.

The Executive is resigning from his employment and as President and Chief Executive Officer effective February 20, 2010 (the “Resignation Date”). The Executive confirms that he is resigning from any and all other positions that he holds with the Company or any of its affiliates as an officer or otherwise effective on the Resignation Date, except that the Executive is not resigning from his position as Chairman of the Board of Directors and he shall continue to serve on the Company’s Board of Directors following the Resignation Date.

2.	Non-Contingent Payments and Benefits.

(a)	Payments to Executive.

Regardless of whether the Executive enters into this Agreement, no later than 30 days from the Resignation Date, the Company shall pay to the Executive: (i) any earned but unpaid base salary through the Resignation Date, (ii) any unpaid expense reimbursements for expenses incurred through the Resignation Date for which acceptable documentation previously has been submitted and/or is submitted within two weeks of the Resignation Date, (iii) 10 days of accrued but unused vacation pay, and (iv) any vested benefits the Executive may have under any employee benefit plan of the Company as of the Resignation Date, consistent with plan terms.

(b)	Continued Health Benefit Participation under COBRA.

Subject to the Executive’s election to continue health benefits and continued eligibility under the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Executive and his eligible dependents shall continue to participate in the Company’s group health, dental and vision program for up to 18 months after the Resignation Date. The Executive will be responsible for the payment of any applicable premiums associated with this coverage.

(c)	Other Benefits.

The Executive acknowledges that his eligibility to participate in the Company’s employee benefit plans and programs (other than its health benefit plan as discussed in Section 2(b) above) ceases on the Resignation Date in accordance with the terms and conditions of each of those benefit plans and programs. The Executive’s rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs.

3.	Termination Benefits.

Provided that this Agreement has become effective in accordance with the terms of Section 11, below, the Company shall provide the following pay and benefits to the Executive:

(a)	Severance Amount.

Subject to the Executive’s continued compliance with his Restrictive Covenants obligations under Section 7 of this Agreement, the Company shall pay the Executive the gross amount of $925,000, less applicable deductions and withholdings as required by law (the “Severance Amount”), to be paid in eighteen equal monthly installments with the first such installment to be made on the first business day that occurs no less than six months and 1 day after the Resignation Date, subject to Section 4, below, and containing the amounts that would have been paid during such six-month-and-one-day period if the installments had commenced on the Resignation Date. Each remaining installment shall contain one-eighteenth of the Severance Amount.

(b)	Bonus Payment

Upon the Effective Date of the Agreement, as that term is defined in Section 11, below, the Company will pay the Executive a bonus in the gross amount of $148,000, less applicable deductions and withholdings, which shall constitute the Executive’s remaining bonus payment for fiscal year 2010, and which reflects a deduction for amounts previously paid to the Executive during his employment.

(c)	Accelerated Stock Vesting.

Upon the Effective Date of this Agreement, any and all portions of the outstanding equity grants made to the Executive during his employment with the Company (which include the stock options and restricted stock unit grants made pursuant to the relevant agreements) that have not yet vested, shall immediately accelerate and shall be considered fully vested, such that all options held by the Executive shall be fully exercisable by the Executive as of the Effective Date, and all outstanding restricted stock units shall be immediately settled for shares of the Company’s common stock which shall be owned and non-forfeitable by the Executive as of the Effective Date; provided that, the minimum tax withholding liability incurred by or imposed on the Executive as a result of such acceleration of vesting and/or settlement shall be settled by the Company via a net issuance of shares to the extent permitted by law.

(d)	Payment of Attorneys’ Fees.

The Company will reimburse the Executive for the reasonable documented attorneys fees incurred by the Executive pursuant to Section 3(c)(ii) of the Employment Agreement, as well as any reasonable documented attorneys’ fees incurred in the preparation and negotiation of this Separation Agreement, through the date of Executive’s execution of this Agreement, such payment to be made to the Executive no later than thirty (30) days after the presentation by the Executive to the Company of reasonable documentation of the fees actually incurred.

4.	Section 409A.

The Company has determined that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”). Accordingly, the Severance Amount referenced in Section 3(a) above shall not be payable until the date that is the earlier of (a) six months and one day after the Resignation Date, or (b) the Executive’s death, as provided in Section 3(a).

5.	Tax Treatment.

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

6.	Release of Claims.

Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Company Releasees. This release includes, without implication of limitation, the complete release of all Claims of or for: breach of express or implied contract (including, but not limited to the Employment Agreement); wrongful termination of employment, whether in contract or tort;

intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and Chapter 151B of the Massachusetts General Laws (Unlawful Discrimination); defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation; and attorney’s fees and costs. Executive understands that this general release of Claims extends to any and all claims related to Executive’s employment by the Company and the termination of his employment; provided that nothing in this Section 6 shall be understood to constitute a release by the Executive of his rights, if any, under (a) the Company’s employee benefit plans, (b) this Agreement, (c) the Indemnification Agreement, as (i) defined in the Employment Agreement or (ii) in the form contemplated by the Employment Agreement and which will, if not already executed, be executed within 24 hours of the execution of this Agreement (in either case, the “Indemnification Agreement”), (d) the Domain Transfer and Assignment Agreement (as defined in the Employment Agreement), (e) any directors & officers insurance policies, or (f) any rights of contribution from the Company or any Company Releasees arising under applicable law where Executive, on the one hand, and the Company or any Company Releasees, on the other hand are held jointly liable.

Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.

7.	Restrictive Covenants.

Executive hereby reaffirms his post-employment obligations pursuant to Section 7 of the Employment Agreement which are incorporated herein by reference. The Executive further agrees that, for the twenty-four (24) month period that follows the Restricted Period, as that term is defined in Section 7(d) of the Employment Agreement, the Executive will not, directly, whether as owner, partner, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or manage any business or business unit anywhere in the world which develops or produces products or services that directly compete with the Company’s CompAnalyst® software; provided that, nothing contained herein will prevent the Executive from being employed by a parent, subsidiary, division, affiliate or unit (each, a “Unit”) of a business that develops or produces products or services that directly compete with the Company’s CompAnalyst® software, but only if (a) that Unit and the Executive are not engaged in developing, designing, producing, marketing, selling or assisting in any way with a product that competes with the CompAnalyst® software, and (b) before becoming affiliated with such a Unit, Executive first notifies the Company of the opportunity and will take such steps as the Company reasonably directs to ensure that sufficient safeguards are taken to protect the Company’s goodwill and Confidential Information, as that term is defined in the Employment Agreement. The Executive’s obligations under Section 7 of the Employment Agreement together with the additional restriction contained in this Section 7 are collectively referred to herein as the “Restrictive Covenants.”

8.	Return of Property.

Executive agrees that, within five (5) days of the Resignation Date, he will return all Company property that is in his possession, custody or control, including, without limitation, computer equipment, software, cellular telephones, keys, access cards and credit cards; provided that the Executive shall be allowed to retain (a) one (1) laptop computer, which the Executive shall first return to the Company no later than five (5) days after the Resignation Date so that any Company information may be deleted therefore, and which shall thereafter be returned to the Executive, and (b) a cellular phone/blackberry device (which the Executive may keep in his capacity as a director) and the Company shall continue to pay for the Executive’s use of this cellular phone to the same extent as it does for other Board members.

9.	Non-Disparagement.

Executive will refrain from making any disparaging statements, that adversely affect the reputation or goodwill of the Company Releasees. The non-disparagement obligation shall not in any way affect the obligations of the Executive to testify truthfully in any legal proceeding or to discharge his fiduciary duties as a member of the Company’s Board of Directors.

10.	Termination or Suspension of Payments of Severance Amount.

Executive acknowledges that his right to the Severance Amount is conditional on his compliance with the terms of the Restrictive Covenants defined in Section 7, above. In the event that Executive fails to comply with any of the terms of Section 7, above, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate or suspend payment of the Severance Amount. The termination or suspension of those payments in the event of such breach by the Executive shall not affect the ongoing applicability of the terms of Section 7, above.

11.	Time for Consideration; Effective Date.

Executive acknowledges that he has been advised to consult with an attorney before signing this Agreement. Executive has the opportunity to consider this Agreement for twenty-one (21) days before signing it. To accept this Agreement, he must return a signed original of this Agreement so that it is received by the Company at or before the expiration of this twenty-one (21) day period. If Executive signs this Agreement within fewer than twenty-one (21) days of the date of its delivery to him, Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. Executive acknowledges and agrees that any changes or modifications to this Agreement shall not restart or in any way affect the original twenty-one (21) day consideration period. For a period of seven (7) days from the day of his execution of this Agreement, Executive shall retain the right to revoke this Agreement by written notice that must be received by the Company before the end of such revocation period. This Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that Executive does not revoke this Agreement during the revocation period. Executive acknowledges that he has not been induced to sign this Agreement by any representations of the Company other than those set forth in this Agreement.

12.	Enforceability.

Executive acknowledges that, if any portion or provision of this Agreement or the Restrictive Covenants, as amended hereby (including, without limitation, any portion or provision of any section of those agreements) shall to any extent be declared illegal or unenforceable by any arbitrator or a court of competent jurisdiction, then the remainder, other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.	Entire Agreement.

This Agreement along with (a) the Restrictive Covenants, (b) the Indemnification Agreement, (c) the Domain Transfer and Assignment Agreement (as defined in the Employment Agreement, and (d) any and all agreements concerning or related to equity grants made to the Executive as referenced in Section 3(c) above, constitute the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, but not limited to the Employment Agreement.

14.	Enforcement.

The Company and the Executive intend to and hereby confer jurisdiction to enforce this Agreement upon the state and federal courts within the Commonwealth of Massachusetts. Accordingly, with respect to any permitted court action, the Parties (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by notice in accordance with Section 17 below; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

15.	Waiver.

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.	Governing Law; Interpretation.

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

17.	Notices.

Any notices, requests, demands or other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board. Any notice so sent shall be deemed to be given upon receipt.

18.	Assignment; Successors and Assigns, etc.

Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

19.	Amendment.

This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20.	Counterparts.

This Agreement may be executed in any number of counterparts, including by facsimile or pdf, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

Salary.com, Inc.

By:	/s/ Edward F. McCauley	February 21, 2010
Date

I HAVE READ THIS AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS AGREEMENT IS A LEGAL DOCUMENT.

/s/ G. Kent Plunkett	February 21, 2010
G. Kent Plunkett	Date